CODE OF ETHICS

Effective October 31, 2016
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TABLE OF CONTENTS

A.	Introduction	Page 3
B.	General Principles	Page 3
C.	Standard of Conduct	Page 4
D.	Material Non-public Information	Page 4
E.	Personal Trading	Page 5
F.	Enforcement of Disciplinary Action	Page 9
G.	Gifts and Entertainment	Page 10
H.	Political Contributions	Page 12
I.	Confidentiality Policy	Page 15
J.	Activities Away from Capital Innovations	Page 16
K.	Marketing and Promotional Activities	Page 17
L.	Whistle-blower Policy	Page 17
M.	Social Media Policy	Page 18
N.	Recordkeeping	Page 19
O.	Form ADV Disclosure	Page 20
P.	Administration and Enforcement of the Code	Page 20
Q.	Further Information Regarding the Code	Page 21
R.	Definitions	Page 21
APPENDICES		Page 24

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A.	INTRODUCTION
Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisors registered with the Securities and Exchange Commission (SEC) to adopt a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws. To comply with Rule 204A-1 and Rule 17j-1(c)(1) of the Investment Company Act of 1940(“1940 Act”), Capital Innovations, LLC (“CI”) has adopted this Code of Ethics (the “Code”) that is intended to reflect fiduciary principles that govern the conduct of the Firm and its Access Persons, as defined herein. The Code prohibits certain types of personal transactions deemed to create conflicts of interest, or at least the potential for, or the appearance of, such conflicts and establishes reporting requirements and enforcement procedures. The Code is evaluated and updated as necessary and any amendments are provided to all employees. Employees are required to certify, at least annually, that they have received the Code and any amendments, and are in compliance with all applicable provisions thereof.

The Firm has confidence in the integrity and good faith of its Access Persons. However, the Firm recognizes that its Access Persons may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made on behalf of client accounts, including one or more of the mutual funds sub-advised by the Firm; common/collective funds; and individually managed accounts (all collectively referred to as “Clients”). Such knowledge could place those individuals, if they engage in personal transactions in securities that are eligible for investment by Clients, in a position where their personal interests may conflict with those of the Firm’s Clients. Consequently, all Access Persons are subject to the Code’s rules and regulations regardless of position, length of employment, area of expertise, etc. In addition to adhering to the Code, all employees shall also adhere to the Firm’s Business Conduct policy.

The Firm takes great pride in its reputation and is confident that employees will comply with all regulatory and Firm-specific rules and procedures. The Code is fully supported by senior management and is constantly reinforced through active business and compliance communications, education and training.

B.	GENERAL PRINCIPLES
Capital Innovations, LLC (“CI”) is a registered investment adviser. CI offers investment advisory services through several programs. CI serves its investment advisory clients, who may include individuals, pension and profit sharing plans, trusts and estates, charitable organizations, banks and thrift institutions, partnerships, corporations, and other business entities including registered or unregistered management investment companies. CI’s activities as an investment adviser subject it to various requirements under the securities laws. This Code of Ethics discusses the policies that apply to Access Persons whose responsibilities place them in a potential conflict of interest with CI’s advisory clients, including CI’s sub- advisory affiliated mutual funds (each a “Fund” and collectively, “CI Funds”).

CI serves different types of investment advisory clients and may offer services that could lead to differing types of potential conflicts of interest. CI’s duties to its advisory clients require, among other things, that neither CI nor its Access Persons use information regarding client transactions for personal profit. CI will take such steps as are necessary to ensure that not only CI’s transactions, but also Access Person’s personal investments and outside business activities are conducted in a manner that avoids both actual conflicts of interest and the appearance of any abuse of the position of trust inherent in the relationship. In an effort to accomplish this, CI will require that:

a.	CI Access Persons conduct personal securities transactions in a manner consistent with this Code of Ethics;

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b.	Information pertaining to an advisory client’s portfolio holdings as well as his or her financial status remains confidential;
c.	CI Access Persons do not manipulate their positions to their advantage; and
d.	Decisions relating to advisory client investments are made based on the advisory client’s best interests.

Transactions will be reviewed for compliance with consideration of both the letter and spirit of this Code of Ethics. Technical compliance with the provisions of this Code of Ethics will not excuse failure to adhere to either the general principle of fiduciary duty or the appropriate standards of professional responsibility; therefore, when requesting approval to make a personal investment, an Access Person should consider the potential appearance of the requested transaction as well as the specific facts. Failure to comply with the provisions stated in this Code of Ethics could result in disciplinary action and possible termination of employment with CI.

Scope of the Code

CI Access Persons are subject to this Code of Ethics. An Access Person is defined as:

1.	Any officer, director, or other employee of CI who:
a.	Has access to nonpublic information regarding advisory clients’ purchases or sales of securities;
b.	Has functions or duties that relate to the determination of which securities recommendations, purchases, or sales shall be made to/for advisory clients, including a Fund;
c.	Obtains any information regarding securities recommendations to advisory clients prior to the publication of such recommendations; or
d.	Has access to nonpublic information regarding the portfolio holdings of any advisory client, including a Fund; and
2.	Any other natural person in a control relationship to CI or CI Funds who obtains information concerning securities recommendations made to advisory clients or any Fund.

C.	STANDARD OF CONDUCT
All Access Persons are responsible to review, be familiar with, and comply with the Code. Access Persons must comply with all of the laws, rules, and regulations applicable to the business in which they engage, including all federal, state, and local laws. Although not expected to know the details of each law governing Firm business, each Access Person is expected to be familiar with and comply with Firm-wide policies and procedures as they apply to his or her job function, and when in doubt, to seek advice from managers, Compliance, or other appropriate personnel.

D.	MATERIAL NONPUBLIC INFORMATION
It is a violation of the securities laws for an Access Person to recommend to clients a transaction in a security or its derivatives, or to purchase or sell a security or its derivatives for the account of the Access Person, the Access Person's spouse, children, others supported by the Access Person or any account beneficial to any of the above, when the Access Person is in possession of material nonpublic information.

Material nonpublic information may take several forms which may include:
□
Information about events or circumstances relating to a company's assets or earning power, which is known only to corporate management and its confidants, and which can reasonably be expected to materially affect the market price of the company's stock ("inside information"), e.g., information from a director that the company will cut its dividend

□	Information about restructuring, tender offers, takeovers, or proxy fights

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□
Information about events or circumstances which affect the market for a company's securities, but which do not affect the company's assets, earning power or other material corporate events ("market information"), e.g., information that a security will be favorably mentioned in an upcoming newsletter, article or research report

Material information has been considered to be public if it has been disseminated to the public in the national press, the wire services or reported in an SEC filing. The source of the information and the circumstances under which it was obtained are important factors in determining whether trading in the subject security (or its derivatives) is permissible. It is never permissible to trade on the basis of, or while in possession of, inside information. Harsh civil penalties (treble damages) and criminal penalties (imprisonment and fines) may result, in addition to self–regulatory discipline (a bar from employment in the industry). Trading on the basis of material nonpublic market information is an uncertain and evolving subject in securities law.

Please consult the Chief Compliance Officer (“CCO”) or compliance designee whenever you have questions or concerns.

E.	PERSONAL TRADING
Unless a transaction or an Access Person is exempt, Access Persons must ensure that all their personal trades deemed under Beneficial Ownership (please refer to definition herein), are precleared through the Chief Compliance Officer (“CCO”) or authorized designee before initiating a securities transaction for their personal accounts. Should an Access Person submit a pre-clearance request that returns a conflict, or should he or she know of any potential conflicts that the pre-clearance request does not indicate, he or she should contact the CCO to receive approval prior to entering his or her trade. Supervisory approval is valid only on the business day on which it is logged. If the transaction is not effected on the date on which it is logged, the Access Person must submit a new request for subsequent approval. GTC (“good until cancelled”) orders are not exempt from this requirement and, therefore, must be precleared daily until execution or cancellation of the order.

If an Access Person effects a transaction in any security that is deemed to be a prohibited transaction, such transaction may be cancelled. Any losses sustained during the intervening period shall be the sole responsibility of the Access Person, while any profit on the transaction must be relinquished and may be donated to a charitable organization designated by CI.

Definitions
□
Beneficial Ownership - any direct or indirect pecuniary interest in a security. An Access Person is considered to have Beneficial Ownership of securities and accounts held by members of his or her immediate family living in the same house (e.g., spouse, domestic partner, and children) or by certain partnerships, trusts, or other arrangements. Access Persons are also considered to have Beneficial Ownership in securities and accounts where they have the ability to execute trades, such as through a power of attorney or other contractual authority.

□
Blackout Period - a period where Access Persons may not execute personal securities transactions because the Firm is or may be trading in the same or similar securities. The Blackout Period is a total of fifteen (15) calendar days and applies to Covered Security transactions. This means no Access Person may purchase or sell any Covered Security on the same day as, or in the seven (7) calendar days before or after, the trade date if that same security is being purchased or sold on behalf of Clients.

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□
Covered Security - any stock, bond, security future, investment contract, or any other instrument that is considered a “security” under the Advisers Act. The term Covered Security is very broad and includes items not ordinarily thought of as “securities,” such as:

-	Options on securities, indices, and currencies
-	Warrants
-	Investments in limited partnerships
-	Exchanged Trade Funds (ETFs), Unit Investment Trust (UIT), closed end funds,
-	foreign unit trusts and foreign mutual funds
-	Private investment funds, hedge funds, and investment clubs
-	Proprietary mutual funds that are advised or sub-advised by the Firm
-	Non-proprietary mutual funds that are advised or sub-advised by the Firm.
□	Designated Broker - a specific list of securities firms where Access Persons are permitted to maintain accounts.
□	Disqualified Trade – a trade made by an Access Person that conflicts with Firm trading during the post trade Blackout Period.
□
Holding Period - short term trading is prohibited. Covered Securities generally must be held for at least thirty (30) calendar days. This includes transactions in options and futures. Access Persons may not close an open option position in less than thirty (30) calendar days from the time of the original opening transaction or purchase options that expire in less than thirty (30) calendar days. Access Persons may sell covered calls or buy a put with expiration shorter than the holding period provided the Access Persons has held the underlying security for at least thirty (30) calendar days. Mutual funds that are considered Covered Securities are subject to Market Timing restrictions rather than the (30) calendar days. ETFs, closed end funds or options on ETFs, currencies, or indices are not subject to the holding period.

□
Initial Public Offering (IPO) - an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

□
Managed Account - an account managed by a third party in which the Access Person has no power to affect, or ability to control or influence, investment decisions in the account and does not prospectively communicate (directly or indirectly) with the person(s) with investment discretion regarding trading activity in the account. Transactions and holdings in these accounts do not need to be reported to the Firm. These accounts are not subject to the Designated Broker policy. Documentation must be approved by the Review Officer for all Managed Accounts in order to be exempt from the policy provisions. Examples of documentation include a signed copy of an Investment Management Agreement or a letter signed by the investment manager confirming that the account is, or will be, fully discretionary, and that the Access Person has no power to affect or influence investment decisions. Access Persons are required to complete an initial certification upon hire and certify annually that the account is under an Investment Management Agreement and the Access Person does not have the power under the Investment Management Agreement to affect or influence investment decisions. If a Managed Account is changed to a non-Managed Account, the Access Person must notify Compliance immediately.

□
Market Timing - excessive short-term trading in mutual funds. This type of activity can be detrimental to long-term shareholders, and consequently mutual fund companies must maintain policies and procedures to detect and prevent Market Timing abuses and other short-term trading.

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□	Private Placement - an offering of a stock or bond that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933.
□	Personal Trade Restricted Securities Lists – lists maintained by Compliance that contain certain securities that may not be traded by Access Persons.

Prohibited Purchases and Sales of Securities
□	Access Persons are prohibited from purchasing and/or acquiring Beneficial Ownership of equity or fixed-income securities as part of an IPO.
□	Access Persons are prohibited from purchasing an equity security within seven (7) calendar days of that security’s IPO.
□	Access Persons may not participate in block trades with any Client transaction.
□	Access Persons are prohibited from short term trading in violation of the Holding Period.
□
Within investment sectors which the Firm focuses, Access Persons are prohibited from selling securities short, which includes a prohibition on buying put options and selling call options unless the Access Person owns the underlying security. ETFs and options on ETFs are subject to the restriction on short selling.

□	Access Persons are prohibited from buying or selling securities that are on the Firm’s Blacklist.

Preclearance of Personal Securities Transactions

Access Persons are required to preclear personal transactions in all Private Placements and Covered Securities except those noted below. Preclearance requests must be submitted to the Chief Compliance Officer or compliance designee prior to trade execution. Preclearance approvals are valid only for the date preclearance is granted. “Good-Til-Cancelled” (GTC) orders that could remain active beyond a day are prohibited. Access Persons are required to preclear investments in Private Placements by submitting the Private Placement request form and a copy of the Offering Memorandum associated with the investment to the designated Chief Compliance Officer (“CCO”) or compliance designee.

Exemptions

The following securities are exempt from the definition of Covered Security:

□	Direct obligations of the U.S. government (e.g., treasury securities)
□	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements
□	Shares issued by money market funds
□	Shares of open-end mutual funds other than those that are advised or sub-advised by the Firm
□	Corporate stock options

NOTE: Investments not considered Covered Securities do not need to be reported to the Firm. However, personal securities accounts which hold or could hold Covered Securities do need to be reported.

The following account and transaction types are exempt from the reporting procedures in Section E of this Code:
□	529 Plans, unless CI Funds are an investment option
□	401(k) accounts held by a previous employer
□	Exercise of corporate stock options
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□	Automatic Investments (i.e., Sharebuilder Accounts, automatic investment plans)
□	Mutual fund accounts that do not have brokerage capabilities

The following Covered Security transactions are exempt from preclearance procedures:
□	Transactions in closed end mutual funds
□	Transactions in UITs or currencies
□	Transactions in foreign mutual funds or foreign unit trusts
□
Transactions which are non-volitional on the part of the Access Person, including purchases or sales upon receipt of an exercise notice of puts or calls, respectively, sold by the Access Person or sales from a margin account pursuant to a bona fide margin call (notification and reporting are required).

NOTE: Any options exercised at the Access Person’s discretion must follow standard preclearance requirements.

The following Covered Security transaction amounts are considered de minimis and are exempt from a review against the Blackout Period:
□	Fixed-income transactions of $25,000 or less (e.g., 25 bonds)
□	Equity transactions of one hundred (100) shares or less of companies whose market capitalization (share outstanding multiplied by price per share on trade date) are $3 billion or more
□	ETFs and indices
□	Closed end fund

NOTE: The de minimis provision is not intended as an avoidance of the Blackout Period review. Therefore, Access Persons are allowed to trade up to the de minimis amount (i.e. 100 shares or 25 bonds) per security every seven (7) calendar days. The de minimis amount can be broken into multiple trades totaling 100 shares or 25 bonds over the seven (7) calendar days. Any amounts above the de minimis amount within seven (7) calendar days would be subject to a review against the Blackout Period.

The following transactions are exempt from policy provisions (e.g. preclearance, holding period, blackout period review)
□	Sale of company stock due to the cashless exercise of company stock options through a company option program
□	Transactions in Managed Accounts

Designated Broker

Access Persons may only open new securities accounts (“Reportable Accounts”) at the following Designated Brokers:
□	Fidelity
□	Charles Schwab
□	E*Trade
□	TD Ameritrade
□	Morgan Stanley
□	Merrill Lynch
□	Wells Fargo
□	UBS

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□	Scottrade
□	Vanguard
□	Ameriprise
□	USAA Brokerage
□	JP Morgan Private Bank

New Access Persons may only maintain Reportable Accounts at the brokers listed above. New Access Persons should move any accounts that are not with the above-mentioned brokers within 60 calendar days from hire date. During the transition period, new Access Persons who hold accounts with brokers other than the Designated Brokers should confirm those holdings by providing copies of recent (not older than 45 days) brokerage statements to the CCO or compliance designee. New accounts should be reported within ten (10) days of opening. Exceptions to the Designated Broker policy may be granted on a case-by-case basis by the CCO.

Statements and confirmations for accounts maintained at a Designated Broker are required to be provided to the Firm via hard copy. Employees should have duplicated account statements and confirmations sent to the following address:

Capital Innovations LLC
Chief Compliance Officer
325 Forest Grove Drive, Suite 100
Pewaukee, WI 53072
Personal and Confidential

Managed Accounts are not subject to the Designated Broker Policy and duplicate statements and confirms are not required.

Requests for Waivers
Access Persons must contact the CCO for any requests of waivers or exceptions to this policy. Requests will be reviewed and may be granted on a case-by-case basis by the CCO.

Initial Holdings Reports and Annual Holdings Reports
Each Access Person must file, no later than ten (10) calendar days after designation as an Access Person, a statement reflecting direct and indirect Beneficial Ownership of securities on an Initial Holdings Report. The fourth quarter Personal Securities Transaction Attestation will serve as the Annual Holdings Report. The content of the holdings reports must be current as of a date 45 calendar days preceding receipt of the report.

Monitoring of Personal Securities Transactions
The CCO or compliance delegate will monitor the personal securities transactions and trading patterns of its Access Persons in order to identify improper trading.

F.	ENFORCEMENT AND DISCIPLINARY ACTION

If the CCO finds that a violation of the Code has occurred, he or she may, after considering the seriousness of the infraction, the employee’s job function, or any prior infractions committed by the employee, determine the appropriate disciplinary action. If the CCO determines that a material violation of the Code has occurred, the CCO shall submit such written documentation upon which the CCO made the determination and any additional explanatory material provided by the Access Person, to the Firm’s CEO which may result in further escalation.

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Disciplinary actions may include but are not limited to:
□	Verbal admonishment
□	Written acknowledgement from the Access Person that he/she has again reviewed, fully understands, and agrees to abide by the Code
□	Written notice to the Access Person’s Personnel and Compliance files, including steps taken to establish full compliance in the future
□	Fines and/or reversals of trades, with fines or profits to be donated to a charity and losses to be the responsibility of the Access Person
□	Partial or full restriction on all personal trading. The time period for a partial restriction is determined on a case by case basis, a full restriction results in disallowing the Access
□	Person from conducting ANY personal trading for the remainder of his or her association with the Firm.
□	Suspension or termination of employment

Severity of the violation and any history of non-adherence to the Code will be the primary basis for a determination of appropriate disciplinary action.

G.	GIFTS and ENTERTAINMENT

Basic Policy for Gifts: Gifts received or given over $100 per client per year are not permitted without prior written approval of your Manager and the CCO.

Access Persons may give or accept gifts, gratuities, benefits or anything else of value (hereafter referred to as “gifts”) related to the business or services offered by CI, subject to certain restrictions and an individual maximum of $100 per year per client, prospective client, vendor, service provider or others. Cash or monetary gifts of any amount (e.g., gift certificates, gift cards, vouchers, etc.) are strongly discouraged and should not be accepted or given without the approval of the CCO.

Although gifts over $100 are generally prohibited, Access persons who may be seeking an exception to the limit of $100 per year per recipient/giver as described must receive written approval from their Manager and the CCO prior to accepting or giving any such gift. Any gift of any size to a public official (city, state, federal) by an Access Person must be approved in writing in advance through the CCO, whether or not the gift is related to business of the governmental entity.

Basic Policy for Entertainment: Entertainment must be “normal business entertainment;” also, the giver and recipient must be in attendance. Access Persons may offer, give or be the beneficiary of “normal business entertainment.” Normal business entertainment includes occasional meals, or tickets to theatrical, sporting and other entertainment events at which representatives of both the giver and the recipient are in attendance and such entertainment falls within the guidelines of the IRS with regard to deductible business expenses. Gifts or entertainment may not be so lavish, frequent or extensive as to raise any question of propriety or conduct inconsistent with high standards of ethics in our business. Entertainment given must have a clear business benefit to CI, such as building or enhancing a business relationship or discussing business. In the event an Access Person wishes to accept or give any entertainment not considered normal business entertainment, the Access Person must receive prior written approval from their Manager and the CCO by completing the Gifts, Gratuities, and Entertainment Approval Form found in Appendix C.

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Generally, Access Persons should not offer or accept offers of tickets or other entertainment as a gift if the giver is not attending. In the event a representative from the giver’s firm is not present at the entertainment event, the entertainment will be considered a gift, and where the value of such gift exceeds $100, it will be prohibited, unless approved in writing in advance by the Access Person’s Manager and the CCO.

The following apply to both gifts and entertainment: Reimbursement for gifts and business entertainment given must be made through the firm’s Accounts Payable Department, in accordance with the firm’s expense reimbursement policy, after being approved by the appropriate Manager.

The gifts and entertainment policy applies to gifts and entertainment related to the business of CI whether or not reimbursed by the firm. Access Persons may not solicit gifts or entertainment. Purely personal gifts generally involving family members are permissible. Personal gifts are those that serve a non-business purpose, are paid for by the giver (not the giver’s employer) and are between close friends or family members of the Access Person.

Non-business purpose gifts or gifts in recognition of life events (marriage, new children, graduation, etc.) from those who would not qualify as close friends or family (e.g., a baby gift given to an Access Person by a paper company salesman when the Access Person’s child is born) are generally limited to $100. Such gifts, regardless of size, must be reported to the Access Person’s Manager and the CCO.

Important information regarding reimbursements from investment product vendors and wholesalers: Reimbursements, payments or items of value given by product vendors, wholesalers or other outside persons or entities for business expenses related to seminars, trade shows, office parties, client appreciation events, etc. must be approved in writing in advance by the CCO or a delegate thereof. Additionally, travel or entertainment expenses paid by a vendor for an Access Person’s attendance at a training or education event sponsored by a company must be approved in writing in advance by the CCO or a delegate thereof. In accordance with FINRA Rules, the Firm must keep a record of such reimbursements or payments made on behalf of mutual fund or annuity vendors. The record must include the names of the mutual fund or annuity company offeror(s), the name(s) of the Access Person(s) involved, the amount of cash given and the nature and if known the value of any non-cash compensation received. Generally, CI requires product vendors to be in attendance at any event that they sponsor. Also, except for normal business entertainment and nominal company specific promotional items of low value (under $50), individual Access Persons may not accept anything of value from product wholesalers without the approval of the CCO. Sponsored travel on another firm’s corporate or private jet is generally not permitted. Sponsored participation in Pro-Am tournaments is generally not permitted. The spirit of this policy and industry regulations relating to gifts is to maintain high standards of ethics and prevent impropriety or even the appearance of impropriety amongst our firm and our clients in gift and entertainment situations. In the event that a particular situation arises which is not clearly defined by this policy, please contact the CCO for clarification. CI reserves the right to request that any gift received by a CI Access Person be returned in the event the gift is prohibited by this policy or is deemed to violate the spirit of this policy and industry rules. CI Managers are responsible for ensuring that this policy is followed by Access Persons who report to them.

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H.	POLITICAL CONTRIBUTIONS

Introduction
In recent years, political contributions, and more specifically, “Pay-to-Play” practices, have been under intense scrutiny. “Pay-to-play” refers to the practice whereby investment advisers seek to influence government officials’ awards of advisory contracts by making or soliciting political contributions to those officials. Due to the restrictions imposed on Advisor, as a SEC registered investment advisor, and its team members, political contributions are significantly constrained. Advisor team members must comply with additional restrictions, including, but not limited to, pre-clearance of political contributions and contribution amount limitations.

Any pre-clearance review will be based solely on whether a political contribution is permissible under the SEC’s Pay-to-Play Rule or other applicable law or regulation, which may include an analysis of Advisor’s ability to provide advisory services or receive advisory fees from a government entity as a result of the contribution. The identity of a candidate, a candidate’s political party affiliation, or any other ideological factor will NOT be taken into consideration during the pre-clearance review. Instead, subject to the legal issues outlined in this policy, whether to make a political contribution is a personal and voluntary decision made by a team member. No Advisor team member will ever be favored or disadvantaged by reason of his or her political contributions or a decision not to contribute.

Pay-To-Play Rule
Rule 206(4)-5, (the “Rule”) under the Investment Advisers Act of 1940 (the “IA Act”), as amended, prohibits investment advisors registered with the SEC from:

□
Providing advisory services for compensation to a government entity within two years after a political contribution to certain elected officials or candidates that can influence the hiring of the investment advisor was made by the investment advisor or certain of its executive or employees;

□
Paying a placement agent or other third party to solicit a government client for the investment advisor, unless the third party is an SEC-registered investment advisor or broker-dealer subject to “Pay-to-Play” restrictions;

□
Soliciting or coordinating campaign contributions from others for an elected official or candidate or payments to a political party where the advisor is providing or seeking to provide advisory services to a government entity, and;

□	Engaging in conduct that would indirectly violate or circumvent the rule (e.g., directing contributions through spouses or affiliates).

This Rule also extends to government entity investors in covered investment pools, including mutual funds that are investment options for a government plan.

Rule 204-2 of the IA Act, as amended, requires investment advisors with government clients to maintain certain records of political contributions, including all contributions and the identity of the donors and recipients of all donations made to government officials by the investment advisors and certain of its executives and employees.

Pay-to-Play Policy
General Policy: Pay-to-Play is inconsistent with the high standards of ethical conduct required by fiduciaries such as Advisor. Accordingly, while we encourage team members to be active and engaged in their communities, including through political expression, any practices or conduct that violate, or could create the appearance of violating, the Rule or otherwise implicate pay-to-play practices are strictly prohibited. Advisor has adopted the following procedures to ensure compliance with this policy.

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Covered Persons: This policy applies to all CI team members (i.e., all employees and any other person designated as covered by the policy by the CCO). However, certain prohibitions of the Rule only apply to contributions by “covered associates,” as defined below.

Definitions
Covered Associate: Any general partner, managing member, or executive officer, or other person with similar status, including legal entities; Any team member who solicits a Government Entity for Advisor; Any person who supervises, directly or indirectly, a team member who solicits a government Entity for Advisor; Any political action committee (PAC) controlled by Advisor or any other covered associate; Any consultant or other independent contractor hired by Advisor who solicits a Government Entity on behalf of Advisor or supervises any person who performs such activities; and Any other person designated by the Chief Compliance Officer.

Government Entity: Any state or local government, agency, or instrumentality; Any pool of assets sponsored or established by the state or local government or agency including defined benefit plans or a state general fund; A plan or program of a Government Entity (e.g., any participant-directed investment program); and Officers, agents or employees of a state or local government or agency acting in their official capacity.

Official: Any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate, or successful candidate for elective office of a Government Entity, if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment advisor by a Government Entity; or has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment advisor by a Government Entity.

Contribution: Any gift, subscription, loan, advance or deposit of money, or anything of value made for: The purpose of influencing any election for government office; Payment of a debt incurred in connection with any such election; Transition or inaugural expenses of the successful candidate. Contributions from an account that an CI team member has a direct or indirect “beneficial ownership” within the meaning of the term as used in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 are covered under this Policy. Contributions shall include transactions from:

□	A team member’s own account;
□	A team member’s spouse’s account;
□	An account owned jointly with another person;
□	An account in the team member’s name as a guardian, executor, or trustee;
□	An account in which such team member, their spouse, or their minor child residing in their household has a direct or indirect interest;
□
An account of any other relative (i.e. parents, in-laws, adult children, brothers, sisters, etc.) whose account the team member directs or controls whether or not the relative resides with the person, or;

□
An account of any other person, partnership, corporation, trust, custodian, or other entity if, by reason of contract or formal or informal understanding or arrangement, the Advisor team member has a direct or indirect pecuniary interest in such account.

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An individual’s personal decision to volunteer for a candidate is not considered a Contribution. However, use of Advisor resources in support of any individual volunteer’s political activities is strictly prohibited. A team member should never suggest in any way that Advisor is involved in or supportive of a candidate or individual’s political activities.

NOTE: Charitable donations made at the request of a Government Entity will be considered a “contribution” and may be restricted.

Pre-Clearance Requirement
Every Contribution (defined above) made, coordinated, or solicited by a team member must be pre-approved by the Chief Compliance Officer, or the designee. This includes any contributions made by a team member’s spouse or partner, or through any of the accounts described above under the definition of “Contribution”. Pre-approval and pre-clearance shall be obtained using the Personal Political Contribution Request Form as made available by the Chief Compliance Officer from time to time, a current copy of which is attached hereto as Appendix A. The decision of the Chief Compliance Officer with respect to each request will be final and binding. The Chief Compliance Officer’s contributions will be reviewed and approved by the Chief Operating Officer.

Pre-approval and pre-clearance of a contribution shall be good for ten business days (inclusive of the business day approval is granted). Team members must provide the Chief Compliance Officer with written notification of the exact date on which the pre-approved contribution is made or if the pre-approved contribution was not in fact made.

Before extending an offer of employment, Advisor will require an applicant to disclose certain political contributions. Applications must disclose political contributions they or their spouse/partner made, coordinated, or solicited, as defined in this Policy, in the two years prior to the date of the offer of employment.

Permitted Contribution Criteria
If approved by the Chief Compliance Officer or the designee and subject to any contribution limits under state and federal campaign finance laws, team members are permitted to make de minimis contributions directly to candidates of up to:

□	$350 per election per candidate if the contributor is entitled to vote for the candidate, and
□	$150 per election per candidate if the contributor is not entitled to vote for the candidate.

Exceptions to these limits may be granted by the Chief Compliance Officer in certain circumstances, such as if the contribution is exempt under the Rule or would not be reasonably likely to impact the Advisor’s ability to provide advisory services or receive advisory fees under the Rule. In addition, contributions above the de minimis amounts may be permitted for certain federal government officials.

Team members are permitted to make contributions directly to certain political parties, PACs, and federal candidates, unless the contribution is an attempted indirect violation of the Rule. If the political party or PAC is soliciting funds for the purpose of supporting a limited number of government officials, then, depending on the facts and circumstances, contributions to the political party or PAC may be prohibited.

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Team members are prohibited from taking indirect actions that would be prohibited if done directly. These prohibited actions include, but are not limited to;

□	Asking another person (including a family member) or group (such as a PAC) to make a contribution to a Government Official;
□	Soliciting or coordinating payment to a state or local political party where the advisor is providing or seeking to provide investment advisory services;
□	Indirectly coordinating or sponsoring Contributions to a Government Official (such as by sponsoring a fundraising event for a Government Official); and
□	Reimbursing another person, in any way, for that person’s political contributions.

Violations
Any violation of this Policy could materially and adversely affect the business or prospects of Advisor and could result in civil or criminal sanctions against Advisor. Any violation of this Policy is grounds for disciplinary action, up to and including, termination.

Any questions about this policy or about political contributions should be directed to the Chief Compliance Officer.

I.	CONFIDENTIALTY POLICY

During the course of employment with CI, Access Persons will acquire, receive, have access to, or otherwise come into possession of confidential information (as defined below). Access Persons may also create, derive and use confidential information as part of their job responsibilities at CI.

Confidential information includes client-related information such as client names, addresses, telephone numbers and other contact and identifying information, account locations and numbers, client agreements, brokerage commission and fee information, transactional histories, information about planned, pending and completed orders for securities trades, client portfolio holdings, past performance, personal financial data, tax information, financial needs, and investment goals and policies. Confidential information also includes information that is proprietary to CI or other valuable information about CI that is not publicly known, such as historical and prospective financial information, business plans and strategies, marketing strategies, client and potential client lists, operating methods and processes, analyses and analytical methods regarding companies, securities, transactions, industries, economic sectors, markets and trends, investment techniques and philosophies, trading practices and patterns, management decisions, personnel matters, and internal rules, policies and procedures.

Confidential information also includes material, non-public information, also known as “inside information,” about particular companies, transactions and securities. Confidential information derives economic value to CI from not being generally known to and not being readily ascertainable by others, and CI has taken reasonable steps to maintain the secrecy of confidential information.

Access Persons, both during and following employment, must keep confidential and maintain the secrecy of all confidential information and not use, divulge or make available any confidential information except in furtherance of their duties and responsibilities at CI or as otherwise required by law. Access Persons also disclaim any ownership or other right to any confidential information they create or develop while at CI or bring to CI and use in connection with employment at CI. Access Persons are also bound by the terms of CI’s Privacy Policy. Upon termination of employment, Access Persons shall promptly surrender to CI all property and other things of value in their possession or in the possession of any person or entity under their control, including without limitation all personal notes, manuals, lists, reports, documents or information stored or contained on computers and related disks, containing, derived from, or related to any confidential information or otherwise related to the business of CI.

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J.	ACTIVITIES AWAY FROM CAPITAL INNOVATIONS Raising Money for Business Ventures

No Access Person may arrange financing for or the lending of money, regardless of the amount, to any person, group, partnership or corporation without the prior written approval of the Firm. Permission must be requested in writing through the CCO. The request should outline the amount of money to be raised, from whom, the use of the money, the exact nature of the Access Person's participation, compensation (direct or indirect) and the nature of the enterprise. Generally, CI will not approve such requests. Pre- approval and pre-clearance shall be obtained using the Request to Engage in Outside Business Activity with a   Profit or Not-For-Profit Organization Form as made available by the Chief Compliance Officer from time to time, a current copy of which is attached hereto as Appendix F.

Raising Money for Charitable or Political Activities
Access Persons may not use CI facilities or resources for charitable or civic purposes without the prior approval of CI. Activities involving solicitation of funds should be discussed with the Compliance Department to be sure that there are no securities law considerations.

Private Business Ventures
Rule 346 of NYSE requires that Access Persons receive the written approval of their employer prior to engaging in any outside business activities. In addition, the Rule also requires the Exchange's approval for the outside business activities of Access Persons who are delegated with supervisory responsibilities under Rule 342 of the Exchange, (i.e., Branch Office Managers, Department Managers, Executive Officers, etc.).

Under Exchange and Firm policy, the following outside activities are deemed to be covered by the above noted rule:

□	employment of any sort (part or full time);
□	running for or holding a political office;
□	becoming a trustee, director, officer or partner of any organization or business; raising money for any company, individual or venture; or
□	engaging in any outside writing or broadcasting.

After informing the Manager, a memo detailing the proposed outside activity must be submitted by the Access Person to the CCO for Firm approval. See Appendix F.

Private Business Ventures with a Client or the Public
Prior approval from the Compliance Department is required before an Access Person may be involved in any form of commercial enterprise with someone who is also the Access Person's client or a member of the public. Further, an Access Person may not receive, directly or indirectly, compensation of any form from a client or anyone other than CI, without the prior approval of the Firm through the CCO.

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Acting as Personal Trustee for a Client
Access Persons shall discuss with the CCO any appointment as a trustee, administrator or executor except in the case of immediate family members. As a trustee for a client's account, the Access Person is considered to have a conflict of interest that is difficult to cure by written authorization, agreement, or otherwise and is illegal in many states.

Expert Witness
CI does not permit Access Persons to testify as expert witnesses, except under unusual circumstances and then only with the prior approval of CI Legal Counsel.

K.	MARKETING AND PROMOTIONAL ACTIVITIES

Any marketing or promotional activities, including oral and written statements made by CI Access Persons to advisory clients, prospective advisory clients, and the media, must be professional, accurate, balanced, and not misleading. Please refer to the CI Compliance Manual for additional information regarding marketing procedures.

L.	WHISTLE-BLOWER POLICY

In keeping with the policy of maintaining the highest standards of conduct and ethics, Capital Innovations, LLC will investigate any suspected fraudulent or dishonest use or misuse of the Capital Innovations, LLC’s resources or property by staff, board members, or consultants.

Capital Innovations, LLC is committed to maintaining the highest standards of conduct and ethical behavior and promotes a working environment that values respect, fairness and integrity. All staff, board members and volunteers shall act with honesty, integrity and openness in all their dealings as representatives for the organization and comply with all applicable laws and regulations. Failure to follow these standards will result in disciplinary action including possible termination of employment, dismissal from one’s board or volunteer duties and possible civil or criminal prosecution if warranted.

Staff, board members, and consultants are encouraged to report suspected fraudulent or dishonest conduct (i.e. to act as a “whistle-blower”), pursuant to the procedures set forth below.

Reporting: A person’s concerns about possible fraudulent or dishonest use or misuse of resources or property should be reported to his or her Manager or, if suspected by a consultant, to the staff member supporting the consultant’s work. If for any reason a person finds it difficult to report his or her concerns to a Manager or staff member supporting the employee’s work, the person may report the concerns directly to the Securities and Exchange Commission (SEC) or local authorities. Alternatively, to facilitate reporting of suspected violations where the reporter wishes to remain anonymous, a written statement may be submitted to one of the authorities listed above.

Baseless Allegations: Allegations made with reckless disregard for their truth or falsity. People making such allegations may be subject to disciplinary action by Capital Innovations, LLC, and/or legal claims by individuals accused of such conduct.

Fraudulent or Dishonest Conduct: A deliberate act or failure to act with the intention of obtaining an unauthorized benefit. Examples of such conduct include, but are not limited to:

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□	Forgery or alternation of documents;
□	Unauthorized alteration or manipulation of computer files;
□	Fraudulent financial reporting;

Pursuit of a benefit or advantage in violation of Capital Innovations, LLC’s Conflict of Interest Policy;

□	Misappropriation or misuse of the Capital Innovations, LLC’s resources, such as funds, supplies or other assets;
□	Authorizing or receiving compensation for goods not received or services not performed; and
□	Authorizing or receiving compensation for hours not worked

All relevant matters, including suspected but unproved matters, will be reviewed and analyzed, with documentation of the receipt, retention, investigation and treatment of the complaint. Appropriate corrective action will be taken, if necessary, and findings will be communicated back to the reporting person and his or her Manager. Investigations may warrant investigation by an independent person such as auditors and/or attorneys.

Whistle-Blower Protection: Capital Innovations, LLC will protect whistle-blowers as defined below: Capital Innovations, LLC will use its best efforts to protect whistle-blowers against retaliation. Whistle-blowing complaints will be handled with sensitivity, discretion and confidentiality to the extent allowed by the circumstances and the law. Generally, this means that whistle-blower complaints will only be shared with those who have a need to know so that the Capital Innovations, LLC can conduct an effective investigation, determine what actions to take based on the results of any such investigation, and in appropriate cases, with law enforcement personnel. (Should disciplinary or legal action be taken against a person or persons as a result of a whistle-blower complaint, such persons may also have the right to know the identity of the whistle-blower.)

Employees, consultants and volunteers of the Capital Innovations, LLC may not retaliate against a whistle-blower for informing management about an activity which that person believes to be fraudulent or dishonest with the intent or effect of adversely affecting the terms or conditions of the whistle-blower’s employment, including but not limited to, threats of physical harm, loss of job, punitive work assignments, or impact on salary or fees. Whistle-blowers who believe that they have been retaliated against may file a written complaint with the one of the partners of the firm. Any complaint of retaliation will be promptly investigated and appropriate corrective measures taken if allegations of retaliation are substantiated. This protection from retaliation is not intended to prohibit supervisors from taking action, including disciplinary action, in the usual scope of their duties and based on valid performance-related factors. Whistle-blowers must be cautious to avoid baseless allegations (as described above).

M.	SOCIAL MEDIA POLICY

The following are guidelines for Capital Innovations, LLC employees who participate in social media. Social media includes personal blogs and other websites, including Facebook, LinkedIn, MySpace, Twitter, YouTube or others. These guidelines apply whether employees are posting to their own sites or commenting on other sites:

a.
Follow all applicable Capital Innovations, LLC policies. For example, you must not share confidential or proprietary information about Capital Innovations, LLC and you must maintain client privacy at all times. Among the policies most pertinent are those concerning client and business confidentiality, code of conduct and code of ethics, insider information, political activity, and Computer, E-mail & Internet Use.

18 Confidential and Proprietary Capital Innovations, LLC

b.
Write in the first person. Where your connection to Capital Innovations, LLC is apparent, make it clear that you are speaking for yourself and not on behalf of Capital Innovations, LLC. In those circumstances, you should include this disclaimer: “The views expressed on this [blog; website] are my own and do not reflect the views of my employer.” Consider adding this language in an “About me” section of your blog or social media profile.

c.	If you identify your affiliation to Capital Innovations, LLC, your social media activities should be consistent with CI’s high standards of professional conduct and code of ethics
d.
Employees should not communicate in the public internet about Capital Innovations, LLC or Capital Innovations, LLC-related matters unless prior approval is granted by the Chief Compliance Officer or designee prior to each instance. Upon approval, you must disclose your connection with Capital Innovations, LLC and your role at Capital Innovations, LLC within the communication. Be professional, use good judgment and be accurate and honest in your communications; errors, omissions or unprofessional language or behavior reflect poorly on CI, and may result in liability for you or Capital Innovations, LLC. Be respectful and professional to fellow employees, business partners, competitors and clients.

e.	Ensure that your social media activity does not interfere with your work commitments.
f.	Capital Innovations, LLC discourages staff in management/supervisory roles from initiating or accepting “friend” requests with employees they manage.
g.	Capital Innovations, LLC does not endorse people, products, services and organizations.
On social media websites such as LinkedIn, where your affiliation to Capital Innovations, LLC is known, personal recommendations should not be given or requested.
h.	Unless approved by the Chief Compliance Officer, your social media name, handle and URL should not include Capital Innovations, LLC’s name or logo.

Ask the Chief Compliance Officer or designee if you have any questions about what is appropriate to include in your social media profile(s). Failure to comply with the Social Media Policy may lead to disciplinary action up to and including termination.

N.	RECORDKEEPING

As documentation of Compliance with the applicable securities laws, CI’s Compliance Department will maintain copies of pertinent information for no less than 5 years (with the information maintained in an easily accessible location for the first 2 years). This documentation includes, but is not limited, to the following: Copy of each Code of Ethics that has been in effect any time during the past five years; A record of any violation or exception of the Code of Ethics and any action taken as a result of such violation or exception; Copy of Initial and Annual Holdings Reports, Quarterly Personal Brokerage Statements of Access Persons, Code of Ethics Annual and/or Amendment Acknowledgments of Receipt, confirmations, and statements; A list of current Access Persons as well as a list of former Access Persons who were designated as such during the past 5 years; A copy of reports provided to CI’s Management Committee pertaining to this Code of Ethics; and Copies of Personal Transaction Approval Request Forms.

Chief Compliance Officer’s Annual Reports
The CCO or delegate shall prepare an annual report to the CI Management which shall: Identify any issues arising under this Code of Ethics including, but not limited to, any violations involving Fund Access Persons (as defined in Rule 17- j(1)(a)(i) under the Investment Company Act of 1940) that required remedial action during the past quarter; and identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice, or developments in law or regulations. The annual report to the CI Funds’ Board of Directors and shall include a certification from CI stating that the respective entity has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

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Fund Directors

Fund Directors (as defined in Section R) are exempt from the gifts and entertainment provisions dictated in Section G the political contributions provisions specified in Section H, and the preclearance requirements outlined in Section E. Fund Directors are also exempt from the reporting requirements outlined in Section E unless such director knew, or in the ordinary course of fulfilling his or her official duties as a Fund Director should have known that, during the 15-day period immediately before or after the date of the transaction by the Fund Director, such security was (a) purchased or sold by CI on behalf of any advisory client, including a Fund, or (b) being considered by CI on behalf of any advisory client, including a Fund. Such transactions shall be reported to and monitored by the Funds’ Chief Compliance Officer.

O.	FORM ADV DISCLOSURE

A description of the CI Code of Ethics will be included in Part 2 of CI’s Form ADV, or substitute brochure, along with instructions on how an advisory client can obtain a copy of this Code of Ethics.

P.	ADMINSTRATION AND ENFORCEMENT OF THE CODE OF ETHICS Training and Education

The Compliance Department is responsible for training and educating CI’s Access Persons regarding this Code of Ethics.

Annual Review
CI’s Management Committee shall review this Code of Ethics annually and evaluate its effectiveness.

Annual Code of Ethics Acknowledgment
Each Access Person must annually attest that he/she has received and reviewed a copy of this Code of Ethics. This is done via the signature page of the CI Code of Ethics Acknowledgment Form (See Appendix I and Appendix J of this document).

Management Approval
The CI Management Committee must approve the content of this Code of Ethics as well as any changes made to it in the future.

Report to Management and Board
Violations of this Code of Ethics by Access Persons, who are also Fund Access Persons, as defined above, will be brought to the attention of the Funds’ Board of Directors at its quarterly meeting.

Reporting Violations
Access Persons are required to report any violations of this Code of Ethics promptly to the CCO or delegate.

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Sanctions
Upon discovering a violation of the Code of Ethics, CI may impose appropriate sanctions. The sanctions for inappropriate trading activities or knowingly filing false reports may include, among others, disgorgement of profits, fines, or suspension or termination of employment. Sanctions may also be imposed for incomplete or untimely reports.

Q.	FURTHER INFORMATION REGARDING THE CODE OF ETHICS

Please direct questions or concerns pertaining to this Code of Ethics to the CCO or Management Committee.

R.	DEFINTIONS

“Advisory Clients”- Include accounts for which a CI provides investment supervisory services. “Access Person”- Please see page 4 of this Code of Ethics for a definition.

“Affiliate”- Any person directly or indirectly owning, controlling, or holding with power to vote, 5 percent or more of the outstanding voting securities of such other person; Any person 5 percent or more whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; Any person directly or indirectly controlling, controlled by, or under common control with, such other person; Any officer, director, partner, copartner, or employee of such other person; If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

“Beneficial Ownership”- has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended. In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security including through any contract, arrangement, understanding, relationship, or otherwise. A person is presumed to be the beneficial owner of securities held by immediate family members sharing a person’s household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law, including adoptive relationships).

Beneficial ownership typically includes: Securities held in a person’s own name; Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements; Securities held by a bank or broker as a nominee or custodian on a person’s behalf or pledged as collateral for a loan; Securities held in a trust of which such person is a trustee or beneficiary; And Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

“Control”- Power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Fund Director”- A Director of CI Funds who is not also an officer of CI Funds or an Affiliate of CI.

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“Immediate Family”- Spouses of Access Persons; Children of Access Persons, if sharing a residence or supported directly or indirectly to a material extent; or any persons who are supported directly or indirectly to a material extent or living in the same residence.

“Material information”: Information is “material” when it could have an impact on the market price of securities involved or if it is likely that a reasonable investor would consider the information important in deciding whether to purchase or sell the securities. Information may be material to one issuer but not to another. Information may be material to certain securities of an issuer but not material to all securities of that issuer (e.g., to equity, but not to debt). Examples of information that could be material include:

•	mergers, acquisitions, tender offers and restructurings
•	substantial nonperforming loans or impending bankruptcy
•	securities offerings and repurchases
•	a change in earnings and dividends (or estimates of same)
•	significant new business products, discoveries, and services, or the loss of any of these
•	a change in an issuer's credit rating by a rating agency
•	significant shifts in operating or financial circumstances, such as cash-flow reductions, major write-offs, changes in accounting methods and strikes at major plants
•	voluntary calls of debt or preferred stock issues
•	significant litigation or litigation developments
•	governmental developments that could affect securities markets
•	changes in control or management
•	developments regarding customers or suppliers (e.g., loss or acquisition of a contract)

“Nonpublic/Public information”: Information should be considered nonpublic unless it is clearly public. Information is deemed public once it has been publicly announced or otherwise disseminated in a manner that makes the information available to investors generally. For example, limited disclosure over a private wire service for institutional investors is not considered full disclosure to the public. Information disclosed in a press release distributed through widely circulated news or wire service would generally be considered public.

“Pecuniary Interest”- The opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest generally includes securities held by members of a person’s immediate family sharing the same household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in- law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships).

“Purchase or sale of a Security”- Includes the buying or writing of an option to purchase or sell a security and the purchase or sale of instruments which may be connected to securities the advisory client holds or intends or proposes to acquire.

“Security”- Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement collateral- trust certificate, preorganization certificate or subscription, transferable share, investment contract voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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“Supervised Person”: Any of the Firm’s officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on the Firm’s behalf and is subject to supervision or control.

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Appendix A

Capital Innovations, LLC

Political Contributions Request Form

1.	Name of Associate:

2.	Current Home Address:

3.	Amount of Contribution:

4.	Name of Political Committee (individual or organization to whom contribution will be made):

5.	Name of Candidate (if applicable):

6.	Recipient’s Office, Position, or Candidacy:

7.	Entitled to Vote for Recipient?	[ ] Yes [ ] No

8.	Date of Proposed Contribution:

To the best of my knowledge and belief, I certify that the answers provided above are true and correct and that this contribution fully complies with the requirements with the permitted contributions criteria contained in Capital Innovations’ Political Contributions Policy.

Associate Signature	Date

Compliance Approval

Approved

The above proposed political contribution appears to be consistent with Capital Innovations’ Political Contributions Policy and I believe that the conditions necessary for approval of the proposed contributions have been satisfied.

Denied

The above proposed political contribution does not meet the criteria for being a permitted political contribution. It is being denied because:

The contribution creates a conflict under Rule 206(4)-5.

Other:

Chief Compliance Officer	Date

Received By:	Date:

Appendix B

Capital Innovations, LLC

Political Contributions Policy

Statement of Understanding:

I hereby certify that I have received a copy of Capital Innovations’ Political Contributions Policy.

I have carefully and thoroughly read and understand the contents of the Policy, have had the opportunity to ask any questions I may have, and I agree, without reservation, to follow the Policy.

I further understand that compliance with this Policy is a condition of employment. My failure or refusal to cooperate in its administration, sign any required document or abide by its terms will subject me to immediate disciplinary action, up to and including discharge for my first offense.

Advisor reserves the rights to interpret, change, rescind, or depart from this Policy in whole or in part without notice. Nothing in this policy alters my employment relationship with Advisor which remains an “at-will” arrangement.

Name (print):

Signature:

Date:

Appendix C

Capital Innovations LLC

Gifts, Gratuities, and Entertainment Approval Form

[ ]	Request for gift to be GIVEN [ ] Request for gift that has been RECEIVED

Employee name: ________________________________________________

Title:

1.	Is the person/firm receiving the gift from you or giving the gift to you a customer?
[   ]   YES    [   ]   NO
a.	If YES, include account number:
b.	If YES, include full account name:
c.	If NO, explain the relationship with you:

2.	Gift description:

-Value:

3.	Indicate:

- Is the gift personal? (Ex: wedding gift, baby gift)	YES	[ ]	NO

-Is the gift to a union official?	YES	[ ]	NO

-Is the gift to a public official?	YES	[ ]	NO

Employee Signature	Date of Request

Compliance Officer Review:

Reviewed Gift Log to determine gift within $100 limitation Firm-wide

Approved

Disapproved

Records:

Forward original Gift Approval Form to employee, retain copy in Compliance File

Forward copy to Compliance

Supervisor’s name printed:

Supervisor’s Signature:

Date:

Recorded gift in Gift Log:

Appendix D

Pre‐Trade Clearance Request Form

Employee Name:

Date of Trade Request:

Security to be traded (Ticker and CUSIP):

Number of shares or face amount:

Transaction Type (Buy, Sell, Option (type)):

Estimated trade value:

Brokerage account number/Brokerage Firm:

Please indicate YES/NO to the following personal trade questions below:

For BUY order: Is security a new holding for the account?	YES	NO
For SELL order: Does security meet 30 day holding period for personal trades?	YES	NO
To the best of my knowledge and belief, and after due inquiry, I am not in possession of any material, nonpublic information concerning the security listed above.	YES	NO
To the best of my knowledge, the proposed transaction is not otherwise prohibited by the provisions of the Code of Ethics, as applicable.	YES	NO

X
Employee Signature

CCO/Authorized Signature:	DATE:

TRADE APPROVED	Comment:
TRADE DENIED	Comment:

Appendix E

Capital Innovations, LLC

Request to Engage in Outside Business Activity with a Profit or Not‐For‐Profit Organization

Name:

Title:

Date of Request:

1.	I would like to become a(n) [Check all that apply]:

o	Director o Trustee
o	Officer
o	Member of Advisory Board o General Partner
o	Limited Partner
o	Controlling Person
o	Consultant/Sole Proprietor o Employee
o	Other

2.	Term of Office:

3.	Starting Date:

4.	Honorarium, Stipend, or Salary (if inapplicable, please so state): __________________________________________________________________

5.	Are you serving at the request of CI or an Affiliated Entity (check one)?
[ ] Yes	[ ] No

6.	If yes, identify the name of the individual and affiliated legal entity requesting you to serve

7.	Does the organization have a current business relationship with CI or any of its affiliates, including but not limited to a client relationship or vendor relationship?
[ ] Yes	[ ]No

8.	If yes, describe the nature of the relationship.

9.	Do you have a direct or indirect responsibility for any aspect of the relationship?
[ ] Yes	[ ] No

10.	If yes, describe your involvement with the relationship.

11.	In connection with your association with this organization, will you be involved in any of the following? Please check the applicable categories.

[   ]   Making Investment Decisions
[   ]   Giving Investment Advice
[   ]   Managing money

12.	If any of the categories noted in 11 apply, please describe the nature of the investment decisions, advice, or management of money you will be giving:

Please be advised that should this request be approved, you must notify compliance immediately of any real or apparent conflicts of interest that may arise due to your association with this organization.

Signature of Employee	Date

Print Name of Immediate Supervisor	Signature of Immediate Supervisor

Date Immediate Supervisor Approved

For Compliance Department Only

Approved	[ ] Not Approved

Date Reviewed

Name of Compliance Officer	Signature of Compliance Officer

Comments:

Appendix F

INITIAL CODE OF ETHICS CERTIFICATION

FOR CAPITAL INNOVATIONS, LLC

I certify that I:

(1)	have received, read and reviewed the current Code of Ethics Manual,

(2)	understand the policies and procedures in the Code of Ethics Manual,

(3)	recognize that I am subject to such policies and procedures,

(4)	understand the penalties for non‐compliance,

(5)	have fully complied with the Compliance,

(6)	have fully disclosed any exceptions to my compliance with the Code of Ethics,

(7)	will fully comply with the Code of Ethics,

(8)	have disclosed and reported all personal Securities transactions and personal securities accounts required to be disclosed or reported, and

(9)	have fully and accurately completed this Certificate.

Signature

Name

Title

Dated:

Appendix G

ANNUAL CODE OF ETHICS CERTIFICATION

FOR CAPITAL INNOVATIONS, LLC

I certify that I:

(1)	have received, read and reviewed the current Code of Ethics Manual,

(2)	understand the policies and procedures in the Code of Ethics Manual,

(3)	recognize that I am subject to such policies and procedures,

(4)	understand the penalties for non‐compliance,

(5)	have fully complied with the Compliance,

(6)	have fully disclosed any exceptions to my compliance with the Code of Ethics,

(7)	will fully comply with the Code of Ethics,

(8)	have disclosed and reported all personal Securities transactions and personal securities accounts required to be disclosed or reported, and

(9)	have fully and accurately completed this Certificate.

Signature

Name

Dated: